Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-257550 on Form S-8 and Registration Statements Nos. 333-229442 and 333-283896 on Form S-3 of First Community Corporation of our report dated March 14, 2025, relating to our audit of the consolidated financial statements of First Community Corporation and its subsidiary, appearing in the Annual Report on Form 10-K of First Community Corporation for the year ended December 31, 2024.

/s/ Elliott Davis, LLC

Charleston, South Carolina

March 14, 2025